Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports First Quarter 2017 Operating Results
First Quarter Summary

•	Net income of $1.8 million, or $0.08 per share

•	Core deposits increased by $44.1 million from December 31, 2016

•	Total new loan commitments of $65.4 million and loan fundings of $55.5 million

•	Average loans increased $56.5 million

•	Classified assets decreased by $16.8 million, or 31.1% from December 31, 2016

•	Total loans past due decreased by $7.9 million from December 31, 2016

COSTA MESA, Calif., April 24, 2017 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. ("PMAR"), a wholly owned non-bank subsidiary, today reported its financial results for the three months and year ended March 31, 2017.
For the first quarter of 2017, the Company reported net income of $1.8 million, or $0.08 per share. This compares with net income of $309 thousand, or $0.01 per share, in the fourth quarter of 2016, and net income of $284 thousand, or $0.01 per share, in the first quarter of 2016. The increase in net income, as compared to the three months ended December 31, 2016, is primarily attributable to an increase in interest income and noninterest income. The increase in interest income is a result of a higher average loan balance for the three months ended March 31, 2017 as compared to the three months ended December 31, 2016, as well as an increase in our average yield on loans during the same period.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “Our first quarter performance represents a significant increase in our level of profitability. The improvement was driven by increases in both net interest income and noninterest income due to the growth in our client base, disciplined expense control, and the continued reduction in our level of classified loans. We also experienced a significant expansion in our net interest margin due to the favorable impact of higher prevailing interest rates on our asset-sensitive balance sheet. Our total loan balances reflected the seasonally slower first quarter experienced in commercial loan production, although we experienced strong growth in core deposits resulting from our new commercial client relationships. Our loan pipeline is healthy and we expect to see positive results in our loan production as we move through the year. We anticipate a continuation of the positive trends we experienced in the first quarter, which we believe should result in a year of profitable growth for our franchise.”

Results of Operations
The following table shows our operating results for the three months ended March 31, 2017, as compared to the three months ended December 31, 2016 and the three months ended March 31, 2016. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016
	($ in thousands)
Total interest income	$11,604	$10,612	$9,954
Total interest expense	1,533	1,462	1,251
Net interest income	10,071	9,150	8,703
Provision for loan and lease losses	—	—	420
Total noninterest income	970	265	754
Total noninterest expense	9,211	9,265	8,555
Income tax provision (benefit)	49	(159)	198
Net income	$1,781	$309	$284
Net Interest Income
Q1 2017 vs Q4 2016. Net interest income increased $921 thousand, or 10.1%, for the three months ended March 31, 2017 as compared to the three months ended December 31, 2016 primarily as a result of:

•
An increase in interest income of $992 thousand, or 9.3%, primarily attributable to an increase in interest earned on loans as a result of a higher average balance and an increase in the average yield on loans during the three months ended March 31, 2017, partially offset by a decrease in interest earned on securities available-for-sale and stock for the three months ended March 31, 2017 as a result of a special dividend of $162 thousand received during the three months ended December 31, 2016; partially offset by

•
An increase in interest expense of $71 thousand, or 4.9%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits for the three months ended March 31, 2017 as compared to the three months ended December 31, 2016 due to new client acquisition and the actions of the Federal Reserve Board to raise short-term interest rates by 25 basis points in both the first quarter of 2017 and the fourth quarter of 2016.

Our net interest margin increased to 3.64% for the three months ended March 31, 2017 from 3.28% for the three months ended December 31, 2016, primarily attributable to an increase in the average yield on loans resulting from an increase in prevailing interest rates.
Q1 2017 vs Q1 2016. Net interest income increased $1.4 million, or 15.7%, for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016 primarily as a result of:

•
An increase in interest income of $1.7 million, or 16.6%, primarily attributable to an increase in interest earned on loans as a result of a higher average balance and an increase in the average yield on loans for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016; partially offset by

•
An increase in interest expense of $282 thousand, or 22.5%, primarily attributable to an increase in the volume of and rates of interest paid on our deposits for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016 due to new client acquisition and the actions of the Federal Reserve Board to raise short-term interest rates by 25 basis points in both the first quarter of 2017 and the fourth quarter of 2016.

Provision for Loan and Lease Losses
Q1 2017 vs Q4 2016. We recorded no provision for loan and lease losses during either the three months ended March 31, 2017 or the three months ended December 31, 2016. We recorded no provision for loan and lease losses during the three months ended March 31, 2017 and the three months ended December 31, 2016 due primarily to reserves for new loan growth being offset by a decline in the level of classified assets.
During the three months ended March 31, 2017, we had net charge-offs of $7 thousand. Of the $48 million in loan downgrades during the three months ended September 30, 2016, $26.7 million in principal payments were received and $6.9 million in loan upgrades were made during the six months subsequent to September 30, 2016. This represents a 70% reduction and improvement from September 30, 2016, leaving $14.6 million in loan downgrades taken in the third quarter of 2016 that we continue to manage and anticipate progress to be made on these remaining loans during the second quarter of 2017. However, some of the client relationships may not be resolved until the second half of 2017 or later. For the three months ended December 31, 2016, we had net recoveries of $159 thousand.
Q1 2017 vs Q1 2016. We recorded no provision for loan and lease losses during the three months ended March 31, 2017, as compared to $420 thousand recorded during the three months ended March 31, 2016. There was no provision for the first quarter of 2017 due to reserves for new loan growth being offset by improvement in asset quality. We recorded a $420 thousand provision for loan and lease losses in the first quarter of 2016 as a result of one large loan relationship moving to nonaccrual status during the period and charge offs exceeding recoveries during that same period.
Noninterest Income
Q1 2017 vs Q4 2016. Noninterest income increased $705 thousand, or 266.0%, for the three months ended March 31, 2017 as compared to the three months ended December 31, 2016, primarily as a result of higher loan fees in the first quarter of 2017, fees related to cash management products, and a loss of $527 thousand on the sale of other assets in the fourth quarter of 2016.
Q1 2017 vs Q1 2016. Noninterest income increased by $216 thousand, or 28.6%, for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016, primarily as a result of an increase in loan servicing and referral fees partially offset by a decrease in net gain on sale of small business administration loans.
Noninterest Expense
Q1 2017 vs Q4 2016. Noninterest expense decreased $54 thousand, or 0.6%, for the three months ended March 31, 2017 as compared to the three months ended December 31, 2016, primarily as a result of:

•	A decrease of $501 thousand in our professional fees primarily related to a decrease in legal fees during the first quarter of 2017; and

•	A decrease in various expense accounts related to the normal course of operating, including expenses related to business development, insurance, and other operating expenses; partially offset by

•
An increase of $815 thousand in salaries and employee benefits primarily related to the reversal of our incentive compensation accrual during the fourth quarter of 2016 and the reinstated bonus accrual in the first quarter of 2017.

Q1 2017 vs Q1 2016. Noninterest expense increased $656 thousand, or 7.7%, for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016, primarily as a result of:

•	An increase of $560 thousand in our professional fees primarily related to higher accounting and legal fees in the first quarter of 2017; and

•	An increase of $109 thousand in our FDIC insurance expense as a result of an increase in our insurance premium rate.

Income tax provision (benefit)
For the three months ended March 31, 2017, we had income tax expense of $49 thousand, compared with an income tax benefit of $159 thousand during the three months ended December 31, 2016. The income tax expense for the three months ended March 31, 2017 represents the payment to the state of California for the cost of doing business within the state and an estimated alternative minimum tax payment. No additional income tax expense is needed as a result of our net operating loss carryforward. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses to be carried forward for 20 years from the date of the loss, and while management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward, we are unable to assert the timing as to when that realization will occur. Due to the hierarchy of evidence that the accounting rules specify, management determined that the valuation allowance of $21.7 million was still required at March 31, 2017.
The income tax benefit for the three months ended December 31, 2016 represents a true up related to a prior year intraperiod tax allocation that was adjusted in the fourth quarter 2016 to our actual income tax expense. As a result of the positive and negative evidence that management evaluated with respect to the Company's deferred tax asset, we determined that the valuation allowance of $25.0 million was required at December 31, 2016. For the three months ended March 31, 2016, we recorded income tax expense of $198 thousand as a result of net income generated during the quarter. During the first quarter of 2016, management evaluated the positive and negative evidence and determined that there continued to be enough positive evidence to support the full realization of the deferred tax asset and that no valuation allowance at March 31, 2016 was needed.
Balance Sheet Information
Loans
As indicated in the table below, at March 31, 2017 gross loans totaled approximately $950.8 million, which represented an increase of $4.3 million, or 0.5%, compared to gross loans outstanding at December 31, 2016. The following table sets forth the composition, by loan category, of our loan portfolio at March 31, 2017 and December 31, 2016.

	March 31, 2017		December 31, 2016
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$323,354	34.0%	$333,376	35.2%
Commercial real estate loans - owner occupied	213,170	22.4%	214,420	22.7%
Commercial real estate loans - all other	195,051	20.5%	173,223	18.3%
Residential mortgage loans - multi-family	121,481	12.8%	130,930	13.8%
Residential mortgage loans - single family	33,021	3.5%	34,527	3.6%
Land development loans	21,931	2.3%	18,485	2.0%
Consumer loans	42,794	4.5%	41,563	4.4%
Gross loans	$950,802	100.0%	$946,524	100.0%
The increase of $4.3 million in gross loans during the first quarter of 2017 was net of $30.3 million in payoffs, which included several loans that were previously on nonaccrual status. During the first quarter of 2017, we secured new commercial loan commitments of $19.3 million, of which $16.3 million were funded at March 31, 2017. Our total commercial loan commitments decreased to $552.9 million at March 31, 2017 from $573.6 million at December 31, 2016; the utilization of commercial commitments increased to 58.5% at March 31, 2017 from 58.1% at December 31, 2016.

Deposits

	March 31, 2017	December 31, 2016
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$329,958	$332,573
Interest-bearing checking accounts	96,912	75,366
Money market and savings deposits	360,661	335,453
Certificates of deposit	265,353	257,908
Totals	$1,052,884	$1,001,300
The increase in our total deposits from December 31, 2016 to March 31, 2017 is primarily attributable to an increase of $18.9 million in our checking accounts and an increase of $25.2 million in money market and savings deposits. The increase in our core deposits, which includes checking, money market and savings deposits, is primarily the result of new client acquisition. As a result of the aforementioned increases, lower priced core deposits increased to 75%, and higher priced certificates of deposits decreased to 25%, of total deposits at March 31, 2017, as compared to 74% and 26% of total deposits, respectively, at December 31, 2016.
Asset Quality
Nonperforming Assets

	2017	2016
	March 31	December 31	September 30	June 30	March 31
	($ in thousands)
Total non-performing loans	$25,659	$24,897	$27,079	$26,320	$34,790
Other real estate owned	—	—	—	—	—
Other non-performing assets	58	—	—	—	—
Total non-performing assets	$25,717	$24,897	$27,079	$26,320	$34,790
90-day past due loans	$15,838	$14,949	$9,674	$14,126	$16,552
Total classified assets	$37,114	$53,901	$68,489	$29,716	$38,839
Allowance for loan and lease losses	$16,794	$16,801	$16,642	$13,429	$13,029
Allowance for loan and lease losses /gross loans	1.77%	1.78%	1.91%	1.52%	1.55%
Allowance for loan and lease losses /total assets	1.42%	1.47%	1.55%	1.22%	1.18%
Ratio of allowance for loan and lease losses to nonperforming loans	65.45%	67.48%	61.46%	51.02%	37.45%
Ratio of nonperforming assets to total assets	2.18%	2.18%	2.52%	2.39%	3.16%
Net quarterly charge-offs (recoveries) to gross loans	—%	(0.02)%	0.86%	0.94%	0.01%
Nonperforming assets at March 31, 2017 increased $820 thousand from December 31, 2016 primarily as a result of an increase in non-performing loans in the first quarter of 2017. The increase in our non-performing loans resulted primarily from the addition of 13 new loans of $8.0 million, partially offset by $6.7 million of payoffs or paydowns on our nonaccrual loans and charge-offs of $456 thousand during the three months ended March 31, 2017.
Our classified assets decreased by $16.8 million from $53.9 million at December 31, 2016 to $37.1 million at March 31, 2017. The decrease is primarily related to principal payments of $18.7 million and upgrades of $4.8 million during the three months ended March 31, 2017 partially offset by additions during the same period.
Allowance for loan and lease losses

	2017	2016
	March 31	December 31	September 30	June 30	March 31
	($ in thousands)
Balance at beginning of quarter	$16,801	$16,642	$13,429	$13,029	$12,716
Charge offs	(456)	(113)	(7,723)	(9,049)	(163)
Recoveries	449	272	206	729	56
Provision	—	—	10,730	8,720	420
Balance at end of quarter	$16,794	$16,801	$16,642	$13,429	$13,029

At March 31, 2017, the allowance for loan and lease losses (“ALLL”) totaled $16.8 million, which was approximately $7 thousand less than at December 31, 2016 and $3.8 million more than at March 31, 2016. The ALLL activity during the three months ended March 31, 2017 included net charge-offs of $7 thousand. There was no provision for loan and lease losses during the period, primarily attributable to a smaller allowance requirement as the result of the decline in classified assets, which was partially offset by new loan growth. Of the $456 thousand in gross charge-offs during the three months ended March 31, 2017, $140 thousand related to one loan that was previously on nonaccrual. The ratio of the ALLL-to-total loans outstanding as of March 31, 2017 was 1.77% as compared to 1.78% and 1.55% as of December 31, 2016 and March 31, 2016, respectively.
Capital Resources
At March 31, 2017, we had total regulatory capital on a consolidated basis of approximately $133.5 million, and the Bank had total regulatory capital of approximately $122.0 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11.7% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at March 31, 2017, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At March 31, 2017		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$133,472	12.5%	N/A	N/A
Bank	121,954	11.7%	$104,687	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$103,092	9.7%	N/A	N/A
Bank	108,816	10.4%	$68,047	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$120,092	11.3%	N/A	N/A
Bank	108,816	10.4%	$83,750	At least 8.0
Tier 1 Capital to Average Assets:
Company	$120,092	10.6%	N/A	N/A
Bank	108,816	9.7%	$56,105	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank, headquartered in Orange County, operates a total of nine offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.  Pacific Mercantile Bancorp (NASDAQ: PMBC) is the parent holding company of Pacific Mercantile Bank.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,”

“would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that adverse domestic or international economic conditions could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect government regulation of banking and other financial services organizations which could impact our costs of doing business and our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission (“SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, which we expect to file with the during the second quarter of 2017, and readers of this report are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2017	December 31, 2016	March 31, 2016	Mar '17 vs Dec '16 % Change	Mar '17 vs Mar '16 % Change
Total interest income	$11,604	$10,612	$9,954	9.3%	16.6%
Total interest expense	1,533	1,462	1,251	4.9%	22.5%
Net interest income	10,071	9,150	8,703	10.1%	15.7%
Provision for loan and lease losses	—	—	420	—%	(100.0)%
Net interest income after provision for loan and lease losses	10,071	9,150	8,283	10.1%	21.6%
Non-interest income:
Service fees on deposits and other banking services	308	292	255	5.5%	20.8%
Net gain on sale of small business administration loans	—	—	40	—%	(100.0)%
Net gain (loss) on sale of other assets	2	(527)	—	(100.4)%	100.0%
Other non-interest income	660	500	459	32.0%	43.8%
Total non-interest income	970	265	754	266.0%	28.6%
Non-interest expense:
Salaries and employee benefits	5,712	4,897	5,687	16.6%	0.4%
Occupancy and equipment	1,063	1,156	1,168	(8.0)%	(9.0)%
Professional Fees	1,110	1,611	550	(31.1)%	101.8%
OREO expenses	—	—	(70)	—%	(100.0)%
FDIC Expense	304	275	195	10.5%	55.9%
Other non-interest expense	1,022	1,326	1,025	(22.9)%	(0.3)%
Total non-interest expense	9,211	9,265	8,555	(0.6)%	7.7%
Income before income taxes	1,830	150	482	1,120.0%	279.7%
Income tax expense (benefit)	49	(159)	198	(130.8)%	(75.3)%
Net income	1,781	309	284	476.4%	527.1%
Basic income per common share:
Net income available to common shareholders	$0.08	$0.01	$0.01	700.0%	700.0%
Diluted income per common share:
Net income available to common shareholders	$0.08	$0.01	$0.01	700.0%	700.0%
Weighted average number of common shares outstanding:
Basic	23,138	23,002	22,873	0.6%	1.2%
Diluted	23,238	23,076	23,006	0.7%	1.0%
Ratios from continuing operations(1):
Return on average assets	0.64%	0.11%	0.11%
Return on average equity	7.02%	1.22%	0.85%
Efficiency ratio	83.43%	98.41%	90.46%
____________________

(1)	Ratios and net interest margin for the three months ended March 31, 2017, December 31, 2016 and March 31, 2016 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	March 31, 2017	December 31, 2016	Increase/ (Decrease)

Cash and due from banks	$17,643	$16,789	5.1%
Interest bearing deposits with financial institutions(1)	155,862	122,056	27.7%
Interest bearing time deposits	3,669	3,669	—%
Investment securities (including stock)	51,103	51,650	(1.1)%
Loans (net of allowances of $16,794 and $16,801, respectively)	936,203	931,525	0.5%
Other assets	15,265	15,000	1.8%
Total Assets	$1,179,745	$1,140,689	3.4%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$329,958	$332,573	(0.8)%
Interest bearing deposits
Interest checking	96,912	75,366	28.6%
Savings/money market	360,661	335,453	7.5%
Certificates of deposit	265,353	257,908	2.9%
Total interest bearing deposits	722,926	668,727	8.1%
Total deposits	1,052,884	1,001,300	5.2%
Other borrowings	—	15,000	(100.0)%
Other liabilities	6,486	7,143	(9.2)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,076,897	1,040,970	3.5%
Shareholders’ equity	102,848	99,719	3.1%
Total Liabilities and Shareholders’ Equity	$1,179,745	$1,140,689	3.4%
Tangible book value per share	$4.44	$4.33	2.5%
Tangible book value per share, as adjusted(2)	$4.51	$4.41	2.3%
Shares outstanding	$23,172,809	$23,004,668	0.7%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$129,200	$264	0.83%	$169,251	$229	0.54%	$122,109	$157	0.52%
Securities available for sale and stock(2)	50,938	342	2.72%	53,687	504	3.73%	60,076	349	2.34%
Loans(3)	943,439	10,998	4.73%	886,952	9,879	4.43%	842,200	9,448	4.51%
Total interest-earning assets	1,123,577	11,604	4.19%	1,109,890	10,612	3.80%	1,024,385	9,954	3.91%
Noninterest-earning assets
Cash and due from banks	14,501			15,304			15,768
All other assets	(1,135)			(1,853)			19,738
Total assets	1,136,943			1,123,341			1,059,891
Interest-bearing liabilities:
Interest-bearing checking accounts	$77,569	$65	0.34%	$75,010	$54	0.29%	$51,567	$22	0.17%
Money market and savings accounts	354,459	631	0.72%	336,867	567	0.67%	313,669	455	0.58%
Certificates of deposit	256,698	680	1.07%	260,926	686	1.05%	263,255	609	0.93%
Other borrowings	333	—	—%	326	1	1.22%	10,000	25	1.01%
Junior subordinated debentures	17,527	157	3.63%	17,527	154	3.50%	17,527	140	3.21%
Total interest bearing liabilities	706,586	1,533	0.88%	690,656	1,462	0.84%	656,018	1,251	0.77%
Noninterest bearing liabilities
Demand deposits	320,679			325,109			262,406
Accrued expenses and other liabilities	6,792			7,044			6,358
Shareholders' equity	102,886			100,532			135,109
Total liabilities and shareholders' equity	1,136,943			1,123,341			1,059,891
Net interest income		$10,071			$9,150			8,703
Net interest income/spread			3.31%			2.96%			3.14%
Net interest margin			3.64%			3.28%			3.42%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.